Exhibit 99.3

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

(As adopted on February 27, 2003)

The Board of Directors shall appoint annually the Nominating and Governance Committee (the “Committee”) and appoint its Chairman. The Committee shall have the mission, responsibilities and functions described below.

I.

Mission Statement of the Committee

The Committee is responsible for creating and maintaining the overall corporate governance policies for the Corporation and for identifying, screening, recruiting and presenting director candidates to the Board of Directors. The Committee also nominates directors for membership on the various committees of the Board.

II.

Composition and Meetings of the Committee

The Committee shall be comprised of not less than three directors, each of whom shall meet the independence requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”). The members shall be nominated by the Committee and appointed annually to one-year terms by the Board. The Committee shall recommend, and the Board shall designate, one member of the Committee as Chairman. The members shall serve until their resignation, retirement, removal by the Board or until their successors shall be appointed and qualify. No member of the Committee shall be removed except by majority vote of the independent directors (as defined by Nasdaq) then in office.

The members of the Committee shall have knowledge of (i) the Corporation’s history and business and the competitive environment in which it operates, (ii) the fundamental corporate governance principles and issues applicable to public companies and (iii) the ability to make sound judgments and provide wise counsel with respect to the critical and sensitive issues involved in establishing corporate governance procedures and monitoring compliance with them.

The Committee shall hold at least one meeting each year and others as determined by the Committee or by its Chairman. A majority of the members of the Committee shall constitute a quorum. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Corporation.

III.

Responsibilities and Functions of the Committee

The Committee shall have the following responsibilities and functions, and shall also perform such additional duties and have such additional responsibilities and functions as the Board of Directors may from time to time determine:

1.

Identify individuals qualified to become members of the Board of Directors and make recommendations to the Board of Directors with respect to candidates for nomination for election at the next annual meeting of stockholders or at such other times when candidates surface and, in connection therewith, consider suggestions submitted by stockholders of the Corporation;

2.

Monitor developments generally regarding corporate governance, keep the Board of Directors informed of developments it deems relevant to the Corporation and review and reassess the adequacy of the Corporation’s corporate governance guidelines and recommend any proposed changes to the Board for approval;

3.

Determine and make recommendations to the Board of Directors with respect to the criteria to be used for selecting new members of the Board of Directors;

4.

Oversee the annual process of evaluation of the performance of the Corporation’s Board of Directors and committees;

5.

Make recommendations to the Board of Directors concerning the membership of committees of the Board and the chairpersons of the respective committees;

6.

Make recommendations to the Board of Directors concerning the composition, organization and operations of the Board of Directors and its committees, including the orientation of new members and the flow of information;

7.

Evaluate Board and committee tenure policies as well as policies covering the retirement or resignation of incumbent directors and create and maintain and recommend to the Board for adoption a Code of Business Conduct and Ethics for directors, officers and a Code of Ethics for Senior Financial Officers and administer and monitor compliance with such Codes;

8.

Develop, recommend to the Board of Directors and implement a process for a periodic review and evaluation of the overall performance of the Board, its committees and members;

9.

Periodically review management succession plans and consult with the CEO regarding candidates for senior executive positions;

10.

Make a report of all Committee meetings to the Board of Directors at the next meeting of the Board of Directors;

11.

When appropriate, form and delegate authority to subcommittees and obtain advice and assistance from internal or external legal, accounting or other advisors;

12.

Review and reassess the performance of this Committee and the adequacy of this Charter annually and recommend any proposed changes to this charter to the Board of Directors for approval; and

13.

Have the sole authority to retain and terminate any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

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